Exhibit 21.1

Baylake Corp

List of Subsidiaries	Jurisdiction of Organization
Baylake Bank	Wisconsin
Admiral Asset Management, LLC	Wisconsin
United Financial Services, Incorporated (99.2% owned)	Wisconsin
UFS, LLC	Wisconsin
Bay Lake Investments, Inc.	Nevada
Baylake Capital Trust II	Delaware

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